UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 28, 2013

EASTGROUP PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-07094	13-2711135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 East Capitol Street, Suite 400, Jackson, MS 39201
(Address of Principal Executive Offices, including zip code)

(601) 354-3555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
On August 28, 2013, EastGroup Properties, L.P. (the “Operating Partnership”) and EastGroup Properties, Inc. (the “Company” and together with the Operating Partnership, “EastGroup”) entered into a Note Purchase Agreement, dated as of August 28, 2013 (the “Agreement”) to sell $100 million of 3.8% Senior Notes due August 28, 2025 (the “Notes”) in a private placement. The Company is the sole general partner of the Operating Partnership. The issuance and sale of the Notes occurred on August 28, 2013.
The Notes require semi-annual interest payments with principal payments of: $30 million on August 28, 2020, $50 million on August 28, 2023, and $20 million on August 28, 2025. The Notes are unsecured obligations of EastGroup and will be fully and unconditionally guaranteed by certain subsidiaries of the Operating Partnership or the Company.
Subject to the terms of the Agreement and the Notes, upon certain events of default, including, but not limited to, (i) a default in the payment of any principal, Make-Whole Amount, as discussed below, or interest under the Notes and (ii) a default in the payment of certain other indebtedness of the Operating Partnership or of the Company or of their subsidiaries, the principal and accrued and unpaid interest and the Make-Whole Amount on the outstanding Notes will become due and payable at the option of the holders.
EastGroup will be permitted to prepay at any time all, or from time to time any part of, the outstanding Notes, in the amount not less than 5% of the Notes then outstanding at (i) 100% of the principal amount so prepaid, together with accrued interest, and (ii) the “Make-Whole Amount” as defined in the Agreement. The Make-Whole Amount is equal to the excess, if any, of the discounted value of the remaining scheduled payments with respect to the Notes being prepaid over the amount of such Notes.
The Agreement contains customary covenants that are substantially similar to the covenants in the Company’s existing revolving credit facility and term loans, including requirements to maintain its ratio of total liabilities to total asset value at 60% or less and its secured debt to total asset value at 45% or less. Other debt covenants provide that EastGroup shall not fail to maintain (i) certain fixed charge coverage ratios, (ii) ratio of unencumbered net operating income to total unsecured interest expense and (iii) certain minimum tangible net worth. In addition, EastGroup may not pay dividends or make distributions with respect to its equity in excess of 90% of the Company’s funds from operations, as defined, except to the extent necessary to enable the Company to continue to qualify as a REIT for Federal income tax purposes. These covenants and restrictions also limit EastGroup’s ability to incur additional indebtedness, merge, consolidate or sell all or substantially all of its assets and enter into transactions with related parties. These covenants, which are described more fully in the Agreement, to which reference is made for a complete statement of the covenants, are subject to certain exceptions.
The descriptions in this Form 8-K of the Notes and the Agreement are not intended to be complete descriptions of those documents, and the descriptions are qualified in their entirety by the full text of the documents, which are attached as exhibits to, and incorporated as reference in, this Form 8-K.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 28, 2013, the Company entered into the Note Purchase Agreement, the terms and conditions of which are described in Item 1.01 of this Form 8-K, which by this reference is incorporated herein.
Item 8.01    Other Events
On August 9, 2013, the Company and the Operating Partnership entered into certain amendments to its existing credit facilities, including the $225 million unsecured revolving credit facility and the 2012 unsecured term loan facility, to make conforming changes to those credit facilities in advance of the execution of the Note Purchase Agreement described in Item 1.01 of this Form 8-K. The full text of those amendments are attached as exhibits to, and incorporated as reference in, this Form 8-K.
Item 9.01    Financial Statements and Exhibits
(d)    Exhibits.

10.1
Note Purchase Agreement, dated as of August 28, 2013, among EastGroup Properties, L.P., EastGroup Properties, Inc. and the purchasers of the notes party thereto (including the form of the 3.80% Senior Notes due August 28, 2025).

10.2
First Amendment to Third Amended and Restated Credit Agreement, dated as of August 9, 2013, among EastGroup Properties, L.P., EastGroup Properties, Inc. and PNC Bank, National Association, as administrative agent, and each of the financial institutions party thereto as lenders.

10.3
Second Amendment to 2012 Term Loan Agreement, dated as of August 9, 2013 by and among EastGroup Properties, Inc., EastGroup Properties, L.P., PNC Bank, National Association, as administrative agent, and each of the financial institutions party thereto as lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    August 30, 2013

EASTGROUP PROPERTIES, INC.

By: /s/ N. Keith McKey
N. Keith McKey
Executive Vice President, Chief Financial Officer, Treasurer and Secretary